Exhibit 10.5

Amendment No.3
To The
Scholastic Corporation
2004 Class A Stock Incentive Plan

Article VII of the Scholastic Corporation 2004 Class A Stock Incentive Plan (“Plan”) is amended by replacing Section 7.2(a) (iv) thereof in its entirety with the following:

                              (iv)      Termination for Cause Or For Any Reason Other Than Death, Disability, Retirement or Involuntary Termination Without Cause. If an Eligible Employee’s Termination of Employment is for Cause, all Stock Options held by such Eligible Employee shall thereupon terminate and expire as of the date of such Termination of Employment. If an Eligible Employee’s Termination of Employment is for any reason other than Cause or other than by reason of death, Disability, retirement (as described in clause (ii) above), or other than an involuntary Termination of Employment, including without limitation, a voluntary Termination of Employment, all Stock Options held by such Eligible Employee may be exercised, to the extent exercisable at Termination of Employment or, by the Eligible Employee at any time within a period of 90 days from the date of such Termination of Employment or, but in no event beyond the expiration of the stated term of such Stock Options.

          Subject to the foregoing, the Plan remains in full force and effect in accordance with the terms thereof.

          The foregoing amendment was duly approved by resolution of the Human Resources and Compensation Committee of the Board of Directors of Scholastic Corporation at its meeting held on March 20 2007.